EXHIBIT 10.4

July 9, 2001

      The undersigned vendor, Franklin Financial ("Vendor") acknowledges that it has performed certain services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of the approximate amount of $19,000 have been issued by Vendor. Company agrees that it shall issue 513,514 shares of its common stock (the "Stock" herein), with a market price per share of $0.037 as of June 27, 2001, to Vendor's member, Franco Scalamandre; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, that the Stock shall be sold into the public market in an orderly and non-disruptive manner. In the event that the net proceeds, after deducting taxes and commissions, from Vendor's sale of Stock are less than the amount of $19,000, Company shall pay Vendor the difference between $19,000 and the net proceeds in cash within 10 days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, in the event that the total Stock sold by Vendor exceeds $28,500, then, the remaining Stock will be returned to the Company or, with the Company's approval, sold with additional amounts applied as a credit for the Company.


Franklin Financial

By:_______________________________            _____________
Franco Scalamandre                                 Date


Vertical Computer Systems, Inc.

By:_______________________________            _____________
Richard Wade, President                            Date